EXHIBIT 12

        TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                             Years Ended December 31,
                                                  1993        1992         1991      1990       1989
                                                 ------       -----       ------    ------     ------
                                                           (dollar amounts in thousands)

Fixed charges:
 Interest and debt expense                      $414,556    $459,518    $514,230    $620,626    $659,114
 One-third of rent expense                        18,266      20,095      20,966      22,460      19,670

    Total                                       $432,822    $479,613    $535,196    $643,086    $678,784

Earnings:
 Income (loss) from continuing operations
  before income taxes, extraordinary loss
  on early extinguishment of debt in 1993,
  and cumulative effect of change in
  accounting for post employment benefits
  other than pensions in 1991                   $218,238    $283,724   $(123,599)   $181,104    $285,002
 Fixed charges                                   432,822     479,613     535,196     643,086     678,784

    Total                                       $651,060    $763,337    $411,597    $824,190    $963,786

Ratio of earnings to fixed charges                  1.50        1.59        0.77        1.28        1.42


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